Exhibit 3.3

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

STREAM HOLDINGS CORPORATION

Stream Holdings Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:  The Corporation was originally incorporated in Delaware under the name Call Center Holdings, Inc.  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on June 3, 2003 and an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on April 5, 2004.  The Corporation subsequently filed a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of Delaware on April 13, 2006, changing the name of the Corporation to Stream Holdings Corporation.

SECOND:  The address of the registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.  The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “General Corporation Law”).

FOURTH:  The total number of shares of all classes of stock that the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, $0.001 par value per share (“Common Stock”).  Effective immediately after the filing of this Second Amended and Restated Certificate of Incorporation, each then outstanding share of Common Stock shall be reclassified into and become one thousandth (1/1,000) of a share of Common Stock, provided that all fractional shares of Common Stock shall be rounded up and classified as one (1) share of Common Stock.  All shares of Common Stock shall, after the foregoing reverse stock split, have a par value of $0.001 per share.

FIFTH:  The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1)      The business and affairs of the Corporation shall be managed by or under the direction of the board of directors of the Corporation (the “Board of Directors”).

(2)      The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation (the “By-Laws”).

(3)      The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws.  Election of directors need not be by written ballot unless the By-Laws so provide.

(4)      To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director.  If the General Corporation Law or any other law of the State of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article FIFTH, Section (4) shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

SIXTH:  The Corporation shall indemnify its directors to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives.  The right to indemnification conferred by this Article SIXTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to officers and employees and agents of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article SIXTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of the foregoing provisions of this Article SIXTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

SEVENTH:  Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide.  The books of the Corporation may be kept (subject to any provision contained in the General Corporation Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws.

EIGHTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

NINTH:  In recognition and anticipation that (i) certain of the Covered Persons (as defined below) may serve as directors or officers of the Corporation, (ii) Ares Corporate Opportunities Fund II, L.P. (“ACOF”), EGS Dutchco B.V., a Netherlands corporation (“PEP”), NewBridge International Investment Ltd., a British Virgin Islands company (“Ayala”), and their respective Affiliated Companies (as defined below) engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) the Corporation and its Affiliated Companies may engage in material business transactions with ACOF, PEP, Ayala and their respective Affiliated Companies, and that the Corporation is expected to benefit therefrom, the provisions of this Article NINTH are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve the Covered Persons, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

The Corporation and its Affiliated Companies renounce, to the fullest extent permitted by law, any interest or expectancy of the Corporation and its Affiliated Companies in, or in being offered an opportunity to participate in, any Excluded Opportunity (as defined below).  As a result of such renunciation, to the fullest extent permitted by applicable law, (a) all Excluded Opportunities shall belong to (i) ACOF and its Affiliated Companies, (ii) PEP and its Affiliated Companies or (iii) Ayala and its Affiliated Companies, as applicable, (b) no Covered Person shall have any duty to present any Excluded Opportunity to the Corporation or its

Affiliated Companies, (c) the Covered Persons shall have the right to hold and exploit all Excluded Opportunities for their own account and benefit, or to direct, sell, assign or transfer any Excluded Opportunity to any other person or entity and (d) the Covered Persons cannot be, and shall not be, liable to the Corporation, its stockholders or its Affiliated Companies for breach of any fiduciary duty to the Corporation, its stockholders or its Affiliated Companies by reason of the fact that any Covered Person does not present any Excluded Opportunity to the Corporation or its Affiliated Companies or pursues, acquires or exploits any Excluded Opportunity for itself or directs, sells, assigns or transfers any Excluded Opportunity to any other person or entity.

“Excluded Opportunity” means any matter, transaction or interest or potential matter, transaction or interest (including without limitation those that might be the same as or similar to the business or activities of the Corporation or any of its Affiliated Companies) that is presented to, or acquired, created or developed by, or that otherwise comes into the possession of, any Covered Person unless such matter, transaction or interest is offered in writing to a Covered Person expressly and solely in such Covered Person’s capacity as a director or officer of the Corporation.

“Affiliated Company” means (a) in respect of any person or entity (other than the Corporation), (i) any entity that controls, is controlled by or is under common control with such person or entity (other than the Corporation and any entity that is controlled by the Corporation) and (ii) any investment fund managed by such person or entity or any person or entity that controls, is controlled by or is under common control with such person or entity, and (b) in respect of the Corporation, any entity controlled by the Corporation.

“Covered Persons” means (a) ACOF, its Affiliated Companies and any partner, member, director, officer, stockholder, employee or agent of ACOF or any of its Affiliated Companies, (b) PEP, its Affiliated Companies and any partner, member, director, officer, stockholder, employee or agent of PEP or any of its Affiliated Companies, (c) Ayala, its Affiliated Companies and any partner, member, director, officer, stockholder, employee or agent of Ayala or any of its Affiliated Companies and (d) any person serving as a director, officer, employee or agent of the Corporation at the request of ACOF, PEP, Ayala or any of their respective Affiliated Companies.

Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article NINTH.

To the extent that any provision of this Article NINTH is found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Article NINTH.

*   *   *

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by the Corporate Secretary this 27th day of July, 2012.

STREAM HOLDINGS CORPORATION

By:	/s/ Matthew A. Ebert
Name:	Matthew A. Ebert
Title:	Secretary